CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                        COMMERCIAL LABOR MANAGEMENT, INC.


         Commercial   Labor   Management,   Inc.,  a  Nevada   corporation  (the
"Corporation"), does hereby certify that:

         1. Article One of the Corporation's Articles of Incorporation, as amended, is hereby restated to be as follows:

                  "Article One. The name of this Corporation shall be Zeros & Ones, Inc."

         2. The foregoing amendment has been duly authorized and approved by the Board of Directors of the Corporation.

         3. The foregoing amendment has been duly adopted and approved by the written consent of the stockholders holding no less than a majority of the Corporation's outstanding stock entitled to vote thereon.


Dated:  June 18, 1999                      COMMERCIAL LABOR MANAGEMENT, INC.



                                           -------------------------------------
                                           Edward L. Torres, President


                                           -------------------------------------
                                           Edward L. Torres, Secretary

STATE OF CALIFORNIA           )
                              ) SS.
COUNTY OF LOS ANGELES         )


         On June ___, 1999, before me, Constance Gale, a notary public in and for said state, personally appeared Edward L. Torres, proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacities, and that by his signature on the instrument the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.





Signature ________________________________